Exhibit (99)-1


Media Contacts:                            Media Contact:
Pam Levetzow (816) 556-2926                Michel' J. Philipp (913) 575-1927
Phyllis Desbien (816) 556-2903             Robin Lampe (913) 575-6468

Investor Contact:                          Investor Contact:
David Myers (816) 556-2312                 Rick Kready (913) 575-8226


                               JOINT NEWS RELEASE

                   KCPL, WESTERN RESOURCES FIND COMMON GROUND,
                           ANNOUNCE AGREEMENT TO MERGE

                        TRANSACTION VALUED AT $2 BILLION

         KANSAS CITY, Missouri, and TOPEKA, Kansas, February 7, 1997 -- Citing the need to join forces in a rapidly changing marketplace, the boards of directors of Kansas City Power & Light Company (NYSE:KLT) and Western Resources, Inc. (NYSE:WR) said today they have approved a merger of the two companies.

         In separate meetings, the two boards of directors approved a definitive merger agreement that provides for a tax-free, stock-for-stock transaction valued at approximately $2 billion.

         Under the terms of the agreement, KCPL shareowners will receive $32 of Western Resources' common stock per KCPL share*.

         This merger, which is intended to be accounted for as a pooling-of-interests transaction, will create a company with more than 2 million security and energy customers, 9.5 billion in assets, $3 billion in annual revenues and more than 8,000 megawatts of electric generation resources.


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p. 2 - MERGER AGREEMENT ANNOUNCED

         "We are pleased to be working together to take advantage of the tremendous opportunities this merger presents," said John E. Hayes, Jr., Western Resources chairman of the board and chief executive officer. "We are excited about bringing the exceptional talents and skills of all employees together as we continue to position this new company that will benefit customers, shareowners, and our respective communities."

         Both Hayes, and Drue Jennings, KCPL chairman of the board, president, and chief executive officer, said that resolution of the outstanding merger issues will enable the strategic initiatives of both companies to go forward to meet the changing energy marketplace.

         "This transaction provides significant tangible benefits for all involved," said Jennings. "An increase in the per share price, our mutual commitment to no employee layoffs, and long-range cost savings of $1 billion during 10 years exemplify what our two companies can do together immediately. And in the future, this combination will create value for shareowners and choices for customers as we position ourselves to be a premier energy and security provider throughout the nation.

         "We are both gratified to continue our long association in the new company, building on each other's strengths to create a company poised for the future."

         Hayes will remain chairman of the board and chief executive officer. Jennings will become vice chairman of the board of Western Resources and be responsible for electric utility operations of the combined company upon completion of the merger. Six members of the KCPL board will


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 p. 3 - MERGER AGREEMENT ANNOUNCED

join the board of directors of Western Resources. KCPL, as a division of Western Resources, will continue to have its own board and retain its headquarters in Kansas City, Missouri.

         "Western Resources has taken increasingly bold actions that position the company for a competitive marketplace and that will complement KCPL strengths," said Jennings.

         The merger is conditioned, among other things, upon the approvals of each company's shareowners and the necessary review and approvals of various regulatory agencies, principally the Kansas Corporation Commission, Missouri Public Service Commission, Nuclear Regulatory Commission, and the Federal Energy Regulatory Commission.

         As a result of the merger agreement, Western Resources will terminate its exchange offer.

         Kansas City Power & Light Company (NYSE:KLT) provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City, parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly owned subsidiary of KCPL, pursues opportunities in nonregulated, primarily energy-related ventures. For more information about KCPL, visit http://www.kcpl.com.

         Western Resources (NYSE:WR) is a full-service, diversified energy company with total assets of more than $6 billion. Its utilities, KPL and KGE, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Through its


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unregulated subsidiaries, Westar Energy, Westar Security, Westar Capital, and
The Wing Group, a full range of energy, security and related products and services are developed and marketed in the continental U.S., and offshore.

         For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.

         *Subject to an exchange ratio collar of 0.917 to 1.100 Western Resources shares for each KCPL share.

                       [WESTERN RESOURCES LOGO][KCPL LOGO]